UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2007

LAKE AREA CORN PROCESSORS, LLC

(Exact name of small business issuer as specified in its charter)

South Dakota	000-50254	46-0460790
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

46269 SD Highway 34

P.O. Box 100

Wentworth, South Dakota 57075

(Address of principal executive offices)

(605) 483-2676

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 30, 2007, the registrant’s wholly owned subsidiary, Dakota Ethanol L.L.C., a South Dakota limited liability company (“Dakota Ethanol”) executed three agreements and made a capital contribution of $605,000 necessary to become a member of Renewable Products Marketing Group, LLC (“RPMG”).  Specifically, Dakota Ethanol executed a Contribution Agreement, a Member Control Agreement and a Member Ethanol Fuel Marketing Agreement.  RPMG is currently Dakota Ethanol’s ethanol marketer.  It is owned by several other ethanol producers and its primary business is the sale and marketing of ethanol.

The Contribution Agreement represents a promise by Dakota Ethanol to make a total capital contribution to RPMG of $605,000.  An initial capital payment of $105,000 was paid at the time the Contribution Agreement was executed.  The remaining capital contribution of $500,000 is to be paid on a monthly basis in an amount equal to $0.0075 multiplied by the total amount of ethanol sold by RPMG on behalf of Dakota Ethanol.  These payments to RPMG continue under the Contribution Agreement until the entire remaining balance of the capital contribution of $500,000 has been paid to RPMG.

In addition to the Contribution Agreement, Dakota Ethanol became a member of RPMG by signing the RPMG Member Control Agreement.  RPMG’s Member Control Agreement governs the rights and responsibilities of the members of RPMG.  The Member Control Agreement also allocates profit, loss and distributions among the members in accordance with their percentage ownership of RPMG, establishes transfer restrictions on the members interest in RPMG and certain mandatory redemptions, creates limits on the power of the board of governors, requires member consent for certain actions of RPMG, and creates a process for the dissolving, winding up and terminating the existence of RPMG.

Finally, Dakota Ethanol executed a Member Ethanol Fuel Marketing Agreement with RPMG.  The Ethanol Fuel Marketing Agreement is an agreement between RPMG and Dakota Ethanol concerning the terms and conditions associated with RPMG marketing and selling the ethanol produced by Dakota Ethanol.  This agreement makes RPMG Dakota Ethanol’s exclusive marketer of ethanol during the term of the agreement.  The term of the agreement commences when Dakota Ethanol executed the agreement and terminates when Dakota Ethanol ceases to be a member of RPMG.  The Member Ethanol Fuel Marketing Agreement can be terminated by either party for intentional conduct that has adverse consequences for the terminating party, for an uncured breach of the agreement, by mutual written agreement to terminate by the parties and by RPMG, if Dakota Ethanol becomes insolvent.  As discussed above, membership in RPMG is controlled by RPMG’s Member Control Agreement.  The Member Ethanol Fuel Marketing Agreement establishes a pooled ethanol marketing arrangement.  Under the pooled marketing structure, ethanol from several different ethanol plants is pooled together and sold by RPMG.  Dakota Ethanol receives a portion of the revenue generated from the sale of ethanol from the pool based on the quantity of ethanol Dakota Ethanol delivers to the pool, net any costs associated with marketing the ethanol by RPMG.

Item 2.02 Results of Operations and Financial Condition and Item 7.01 Regulation FD Disclosure

On May 30, 2007, the registrant’s board of managers announced a cash distribution of $0.10 per capital unit for a total distribution of $2,962,000.00 to its unit holders of record as of April 1, 2007.

A copy of the registrant’s newsletter announcing and describing this distribution is expected to be made available by mail and on the Registrant’s website on June 8, 2007, and the portion of the newsletter announcing the distribution is attached hereto as Exhibit 99.1.  Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein and herein shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01 Regulation FD Disclosure

On June 4, 2007, the registrant issued a press release announcing the execution of a non-binding letter of intent concerning a potential merger between the registrant, its wholly owned subsidiary Dakota Ethanol, LLC, and Countrywide Renewable Energy, LLC.  A copy of the press release is furnished as Exhibit 99.2.

Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein and herein shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Excerpt from the June 2007 newsletter.
99.2	June 4, 2007 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE AREA CORN PROCESSORS, LLC

June 4, 2007	/s/ Brian Woldt
Date	Brian Woldt, Principal Financial Officer